Exhibit 99.1

Company Contact:             Investor Relations Contact:             Media Contact:
Ultralife Batteries, Inc.    Lippert/Heilshorn & Associates, Inc.    Lippert/Heilshorn & Associates, Inc.
-------------------------    ------------------------------------    ------------------------------------
Peter Comerford              Jody Burfening                          Chenoa Taitt
(315) 332-7100               (212) 838-3777                          (212) 201-6635
pcomerford@ulbi.com          jks@lhai.com                            ctaitt@lhai.com
-------------------          ------------                            ---------------

Ultralife Batteries, Inc. Awarded $28 Million Army Battery Contract

Newark, New York - August 5, 2003 - Ultralife Batteries, Inc. (NASDAQ: ULBI) today announced that it has been awarded its largest contract to date for its BA-5390/U battery valued at $28 million, by the U.S. Army Communications Electronics Command (CECOM). Shipments will begin in November and continue into the first quarter of 2004.

This contract announcement is unrelated to the upcoming Next Gen II Phase IV, 5-year battery procurement for this and other battery types, in which Ultralife plans to participate through the normal bidding process.

John D. Kavazanjian, Ultralife's president and chief executive officer, said, "This order supports our goal of reaching new levels of production, increased revenue and profitability both for this year and next. In addition, it further strengthens the foundation for sustainable growth in the upcoming year."

Joseph N. Barrella, Ultralife's senior vice president of new business development, said, "We are pleased with the magnitude of this order, which reflects the Army's confidence in our technology and ability to produce, and reaffirms the continuing and increasing demand for this battery."

The BA-5390/U is a lithium/manganese dioxide primary (non-rechargeable) battery, and, with 50 percent more energy, is an alternative to the lithium/sulfur dioxide BA-5590/U battery, the most widely used military battery in the U.S. Armed Forces. The BA-5390/U is widely used to power more than 50 military applications, such as the AN/PRC-119 SINCGARS (Single Channel Ground and Airborne Radio System) and the Javelin Medium Anti-Tank Missile Control Launch Unit. The BA-5390/U provides soldiers with the latest and best battery technology in a cost effective manner. More energy in each battery provides longer mission time with fewer batteries for soldiers to carry, and fewer batteries to ship and dispose of, all of which reduce cost to the Army.

About Ultralife Batteries, Inc.

Ultralife is a leading developer, manufacturer, and marketer of customized and standard lithium primary, lithium ion and lithium polymer rechargeable batteries. Ultralife manufactures high-energy batteries utilizing advanced lithium technology. Our Primary (non-rechargeable) and lithium ion and lithium polymer rechargeable batteries are used in military, industrial and consumer portable electronic products. OEM and retail customers include Energizer, Kidde Safety, Philips Medical Systems, Radio Shack and the national defense agencies of the United States, United Kingdom and Germany.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.

Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.

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